Exhibit 99.1

For release:	October 30, 2008
Contact:	Financial	Media
	Thomas M. McGeehan	J. Nicole Pryor
	Interim Chief Financial Officer	Senior Corporate Counsel
	(610) 660-3676	(610) 660-6803
	tmcgeehan@uaigroupinc.com	npryor@uaigroupinc.com
United America Indemnity, Ltd. Reports Third Quarter 2008 Results
George Town, Grand Cayman, Cayman Islands (October 30, 2008) — United America Indemnity, Ltd. (NASDAQ:INDM) today reported a third quarter net loss of ($19.6) million or ($0.62) per share compared to net income of $24.0 million or $0.64 per share for the comparable period last year. For the nine months ending September 30, 2008, net loss was ($21.1) million or ($0.63) per share compared to net income of $72.5 million or $1.93 per share for the same period last year.
Selected Operating and Balance Sheet Data

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Dollars in millions, except per share data)	2008	2007	2008	2007

Net income / (loss)	$(19.6)	$24.0	$(21.1)	$72.5
Net income / (loss) per share	$(0.62)	$0.64	$(0.63)	$1.93

Operating income / (loss) (a)	$(5.8)	$24.4	$(5.1)	$71.8
Operating income / (loss) per share	$(0.19)	$0.65	$(0.15)	$1.91

(a)	Operating income, a non-GAAP financial measure, is equal to net income/(loss) excluding after-tax net realized investment gains (losses).

	As of	As of	As of
(Dollars in millions)	Sept 30, 2008	June 30, 2008	Dec 31, 2007

Book value per share	$23.17	$24.16	$23.89
Tangible book value per share	$20.07	$21.10	$21.07
Cash & invested assets	$1,637.4	$1,674.7	$1,765.1
Selected Financial Data for the Three Months Ended September 30, 2008:
•	After-tax total investment return (loss) of ($15.6) million or ($0.49) per share. After-tax total investment return (loss) was (1.0%) of average invested assets.
•	Impact on net loss of ($14.8) million or ($0.47) per share resulting from catastrophes (primarily Hurricanes Ike and Gustav).
•	($4.1) million increase to net loss or ($0.13) per share due to an increase to prior accident year reserves.

(1)

Selected Financial Data for the Three Months Ended September 30, 2008 (continued):
•	Current accident year combined ratio of 117.4, which includes the impact of 20.1 points from catastrophe losses as compared to 93.5 for the three months ended September 30, 2007.
•	A 29.7% decline in gross premiums written to $99.0 million as compared to $140.9 million for the three months ended September 30, 2007.
•
After tax realized losses of ($3.8) million from the sale of Fannie Mae & Freddie Mac preferred stock, ($4.4) million from the sale of Lehman bonds, and ($4.0) million from Other Than Temporary Impairments (which were largely related to investments in common equities of financial institutions).

•	Book value per share and tangible book value per share declined 4.1% and 4.9%, respectively, from June 30, 2008.
•	The repurchase of 0.6 million shares of its stock for $8.8 million at an average price of $13.97 per share.
Selected Financial Data for the Nine Months Ended September 30, 2008:
•	After-tax total investment return (loss) of ($6.1) million or ($0.19) of per share. After-tax total investment return (loss) was (0.4%) of average invested assets.
•
Impact on net loss of ($18.7) million or ($0.56) per share resulting from catastrophes (primarily Hurricanes Ike and Gustav during the 3rd quarter of 2008 and wind storms in the Midwest during the 1st half of 2008).

•	($16.1) million increase to net loss or ($0.48) per share due to an increase to prior year accident year reserves.
•	Current accident year combined ratio of 107.2, which includes the impact of 7.5 points from catastrophe losses as compared to 93.9 for the nine months ended September 30, 2007.
•	A 31.6% reduction in gross premiums written to $302.4 million as compared to $442.1 million for the nine months ended September 30, 2007.
•	Book value per share and tangible book value per share declined 3.0% and 4.8%, respectively, from December 31, 2007.
•	The repurchase of 3.5 million shares of its stock for $51.7 million at an average price of $14.59 per share.
United America Indemnity’s Selected Investment Data:

	Market Value as of
(Dollars in millions)	Sept 30, 2008	June 30, 2008	Dec 31, 2007

Bonds — Average Credit Quality AA+ Duration 3.8 Years at September 30, 2008	$1,218.8	$1,286.4	$1,370.6
Cash & cash equivalents	295.4	249.0	244.3

Total bonds and cash and cash equivalents	1,514.2	1,535.4	1,614.9
Equities and other invested assets	123.2	139.3	150.2

Total cash and invested assets	$1,637.4	$1,674.7	$1,765.1

	September 30, 2008(a)
	Three Months	Nine Months
(Dollars in millions)	Ended	Ended

Net investment income	$13.7	$42.2

Net realized investment losses	(13.8)	(16.0)
Net unrealized investment losses	(15.5)	(32.3)

Net realized and unrealized investment losses	(29.3)	(48.3)

Total investment return (loss)	$(15.6)	$(6.1)
Total investment return (loss) %	(1.0%)	(0.4%)

(a)	Amounts in this table are shown on an after-tax basis.

(2)

United America Indemnity’s Three Months Ended September 30, 2008 and 2007 Gross and Net Premiums Written Results by Business Unit

	Three Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
(Dollars in thousands)	2008	2007	2008	2007
Insurance Operations
Penn-America	$44,321	$67,494	$40,988	$62,931
United National	19,878	32,412	16,192	26,481
Diamond State	28,259	34,137	21,959	28,832

Total Insurance Operations	92,458	134,043	79,139	118,244

Reinsurance Operations
Wind River	6,572	6,872	567	4,324

Total	$99,030	$140,915	$79,706	$122,568

Insurance Operations: Gross premiums written for the three months ended September 30, 2008 decreased 31.0%, and net premiums written for the three months ended September 30, 2008 decreased 33.1%, compared to the same period in 2007. The reduction in gross premium is comprised of the following:
•	$14.1 million decline due to terminations of business that did not meet the Company’s profitability requirements,
•	Reduction of $11.1 million from agents writing business in coastal catastrophe prone areas,
•	$16.4 million is due to price decreases in aggregate of approximately 4.5% and other market factors.
Wind River Reinsurance Company, Ltd. (“Wind River”): Gross premiums written for the three months ended September 30, 2008 decreased 4.4% and net premiums written decreased 86.9%, excluding the intercompany reinsurance treaty, compared to the same period in 2007. The decrease in gross and net premiums written is primarily due to non-renewal of a treaty that did not meet the Company’s profitability requirements.
United America Indemnity’s Three Months Ended September 30, 2008 and 2007 Combined Ratio
The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended September 30,
	2008	2007
Loss Ratio:
Current Accident Year	80.3	61.0
Changes to Prior Accident Year	4.8	(5.2)

Loss Ratio — Calendar Year	85.1	55.8
Expense Ratio	37.1	32.5

Combined Ratio	122.2	88.3

The calendar year loss ratio increased 29.3 points from 55.8 in 2007 to 85.1 in 2008.
•
The impact of changes to prior accident years was 10.0 points resulting from an increase in net loss and loss adjustment expenses related to prior accident years of $4.2 million in 2008 compared to a $6.9 million reduction in net loss and loss adjustment expenses related to prior accident years in 2007.

•
The $4.2 million increase to net loss and loss adjustment expenses in the 3rd quarter related to prior accident years is comprised of a reduction in prior accident year loss reserves of $1.5 million and an increase in the allowance for uncollectible reinsurance of $5.7 million.

•
The casualty loss ratio increased 4.2 points from 66.2 in 2007 to 70.4 in 2008 primarily due to increased loss trends. The property loss ratio increased 46.4 points from 51.5 in 2007 to 97.9 in 2008 primarily due to a 50.5 point increase in the catastrophe loss ratio from 0.3 in 2007 to 50.8 in 2008 primarily due to Hurricanes Ike and Gustav.

(3)

About United America Indemnity, Ltd.
United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s four principal divisions include:
•	Insurance Operations:
•	Penn-America, which includes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority;
•	United National, which includes property, general liability, and professional lines products distributed through program administrators with specific binding authority;
•	Diamond State, which includes property, general liability, and professional lines products distributed through wholesale brokers and program administrators with specific binding authority.
•	Reinsurance Operations:
•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.

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UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Gross premiums written	$99,030	$140,915	$302,410	$442,134

Net premiums written	$79,706	$122,568	$246,879	$387,137

Net premiums earned	$89,511	$133,449	$303,241	$408,471
Investment income, net	16,627	19,870	51,485	58,055
Net realized investment gains (losses)	(20,510)	(614)	(24,060)	1,153

Total revenues	85,628	152,705	330,666	467,679

Net losses and loss adjustment expenses	76,134	74,511	236,428	231,596
Acquisition costs and other underwriting expenses	33,164	43,376	109,471	130,920
Corporate and other operating expenses	3,039	3,080	9,494	9,537
Interest expense	1,963	2,770	6,690	8,574

Income (loss) before income taxes	(28,672)	28,968	(31,417)	87,052
Income tax expense (benefit)	(10,260)	4,664	(11,786)	14,688

Net income (loss) before equity in net income of partnership	(18,412)	24,304	(19,631)	72,364
Equity in net income (loss) of partnership, net of tax	(1,088)	(206)	(1,557)	155

Net income (loss) before discontinued operations	(19,500)	24,098	(21,188)	72,519
Discontinued operations, net of tax	(98)	(118)	59	2

Net income (loss)	$(19,598)	$23,980	$(21,129)	$72,521

Weighted average shares outstanding — basic	31,449	37,229	33,302	37,185

Weighted average shares outstanding — diluted	31,625	37,521	33,493	37,513

Net income (loss) per share — basic	$(0.62)	$0.64	$(0.63)	$1.95

Net income (loss) per share — diluted	$(0.62)	$0.64	$(0.63)	$1.93

Combined ratio analysis:
Loss ratio	85.1	55.8	78.0	56.7
Expense ratio	37.1	32.5	36.1	32.1

Combined ratio	122.2	88.3	114.1	88.8

Certain prior period amounts have been reclassified to conform to the 2008 presentation. Earnings per share includes results of discontinued operations. The presentation above is not in conformity with generally accepted accounting principles (GAAP) which requires earnings per share for discontinued operations to be disclosed separately.
In 2008 “Net loss per share — diluted” is the same as “Net loss per share — basic” since there was a net operating loss for the three months and nine months ended September 30, 2008.

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UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
	September 30,	December 31,
ASSETS	2008	2007
Bonds:
Available for sale securities, at fair value (amortized cost: 2008 - $1,234,212 and 2007 - $1,356,439)	$1,218,831	$1,370,566
Preferred shares:
Available for sale securities, at fair value (cost: 2008 - $5,468 and 2007 - $11,802)	5,468	11,883
Common shares:
Available for sale securities, at fair value (cost: 2008 - $57,795 and 2007 - $61,032)	62,617	73,794
Other invested assets:
Available for sale securities, at fair value (cost: 2008 - $24,840 and 2007 - $24,563)	55,106	64,539

Total investments	1,342,022	1,520,782

Cash and cash equivalents	295,344	244,321
Agents’ balances	60,816	64,719
Reinsurance receivables	679,901	719,706
Federal income taxes receivables	10,784	—
Deferred federal income taxes	25,471	8,219
Deferred acquisition costs	38,622	52,505
Goodwill	84,246	84,246
Intangible assets	21,764	22,520
Prepaid reinsurance premiums	27,795	29,218
Other assets	24,230	28,936

Total assets	$2,610,995	$2,775,172

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Unpaid losses and loss adjustment expenses	$1,525,864	$1,503,237
Unearned premiums	170,577	228,363
Federal income taxes payable	—	3,455
Ceded balances payable	24,965	15,758
Contingent commissions	5,542	9,600
Notes and debentures payable	121,925	137,602
Other liabilities	27,507	40,881

Total liabilities	1,876,380	1,938,896

Shareholders’ equity:
Common shares, $0.0001 par value, 900,000,000 common shares authorized; Class A common shares issued: 25,032,618 and 24,770,507, respectively; Class A common shares outstanding: 19,018,793 and 22,316,420, respectively; Class B common shares issued and outstanding: 12,687,500	4	4
Additional paid-in capital	523,678	519,980
Accumulated other comprehensive income	7,902	40,172
Class A common shares in treasury, at cost: 6,013,825 and 2,454,087 shares, respectively	(100,382)	(48,422)
Retained earnings	303,413	324,542

Total shareholders’ equity	734,615	836,276

Total liabilities and shareholders’ equity	$2,610,995	$2,775,172

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UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME / (LOSS)
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Operating income (loss)	$(5,833)	$24,380	$(5,108)	$71,781

Adjustments:
Net realized investment gains (losses), net of tax	(13,765)	(400)	(16,021)	740

Total after-tax adjustments	(13,765)	(400)	(16,021)	740

Net income (loss)	$(19,598)	$23,980	$(21,129)	$72,521

Weighted average shares outstanding — basic	31,449	37,229	33,302	37,185

Weighted average shares outstanding — diluted	31,625	37,521	33,493	37,513

Operating income (loss) per share — basic	$(0.19)	$0.65	$(0.15)	$1.93

Operating income (loss) per share — diluted	$(0.19)	$0.65	$(0.15)	$1.91

Note Regarding Operating Income / (Loss)
Operating income, a non-GAAP financial measure, is equal to net income/(loss) excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.
In 2008 “Operating loss per share — diluted” is the same as “Operating loss per share — basic” since there was a net operating loss for the three months and nine months ended September 30, 2008.

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